EXHIBIT 21.1

LIST OF SUBSIDIARIES

MEDL Mobile Holdings, Inc. has the following subsidiaries:

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership

MEDL Mobile, Inc.	California	100%

Inedible Software, LLC	Wyoming	100%

Hang With, Inc.	Nevada	100%